Exhibit 99.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MERGE HEALTHCARE INCORPORATED,

ES ACQUISITION CORP.,

and

OPHTHALMIC IMAGING SYSTEMS

Dated as of June 5, 2011

- i -

- ii -

Section 6.8	Public Announcements	39

Section 6.9	Notification	40

Section 6.10	Transfer Taxes	40

Section 6.11	Anti-Takeover Statute	40

Section 6.12	Conduct of Parent and Merger Sub Pending the Merger	40

Section 6.13	Options	40

ARTICLE 7	CONDITIONS OF MERGER	41

Section 7.1	Conditions to Obligation of Each Party to Effect the Merger	41

Section 7.2	Conditions to Obligations of Parent and Merger Sub	41

Section 7.3	Conditions to Obligations of the Company	42

ARTICLE 8	TERMINATION, AMENDMENT AND WAIVER	43

Section 8.1	Termination	43

Section 8.2	Effect of Termination	44

Section 8.3	Fees and Expenses	44

Section 8.4	Amendment	45

Section 8.5	Waiver	45

ARTICLE 9	GENERAL PROVISIONS	46

Section 9.1	Non-Survival of Representations, Warranties, Covenants and Agreements	46

Section 9.2	Notices	46

Section 9.3	Certain Definitions	47

Section 9.4	Severability	49

Section 9.5	Entire Agreement; Assignment	49

Section 9.6	Parties in Interest	49

Section 9.7	Governing Law	50

Section 9.8	Headings	50

Section 9.9	Counterparts	50

Section 9.10	Specific Performance; Jurisdiction	50

Section 9.11	Parent Guarantee	51

Section 9.12	Interpretation	51

Section 9.13	Waiver of Jury Trial	51

Acquisition Proposal		35

- iii -

Adverse Recommendation Change	36
Affiliate	25
Agreement	1
Alternative Acquisition Agreement	37
Anti-Takeover Statute	22
Antitrust Counsel Only Material	39
Antitrust Law	39
APB	49
Assumed Option	6
Authorizations	13
Beneficial Owner	48
Book-Entry Shares	4
Business Day	48
Bylaws	27
California Permit	3
Certificate	3
Certificate of Incorporation	27
Certificate of Merger	2
CGCL	1
Closing	2
Closing Date	2
Code	48
Common Exchange Ratio	3
Company	1
Company Common Stock	3
Company Employees	17
Company Intellectual Property Rights	23
Company Material Adverse Effect	8
Company Option Plan	48
Company Plan	16
Company Requisite Vote	10
Company Schedule of Exceptions	8
Company SEC Reports	14
Company Securities	10
Company Shareholder	1
Company Shareholders	1
Confidentiality Agreement	35
Contract	11
Control	48
Costs	37
Device Law	12
Dissenting Shares	5
DOJ	39
Effective Time	2
Elected Convertible Securities	7
Elected Convertible Security and Warrant Cash Consideration	7
Elected Convertible Security and Warrant Holders	7

- iv -

Environmental Claims	24
Environmental Laws	24
ERISA	16
ERISA Affiliate	17
Exchange Agent	3
Exchange Fund	4
Fairness Hearing	3
FASB	48
FDA	12
Financial Advisor	22
Foreign Benefit Plan	19
FTC	39
GAAP	48
Governmental Authority	49
Governmental Entity	11
Indemnified Parties	37
Information	34
Intellectual Property	23
IRS	17
Knowledge	49
Law	11
Leased Property	20
Liens	23
Material Contract	25
Materials of Environmental Concern	24
Merger	1
Merger Consideration	3
Merger Recommendation	11
Merger Sub	1
Nasdaq	11
NLRB	19
Notice of Superior Proposal	37
Organizational Documents	49
Parent	1
Parent Common Stock	3
Parent Material Adverse Effect	26
Parent Preferred Stock	27
Parent Proceedings	31
Parent Schedule of Exceptions	26
Parent SEC Reports	29
Parent Securities	27
patents	23
Permit Application	22
Person	49
Personal Information	12
Preferred Stock	9

- v -

Prior Electing Holder	7
Proceedings	16
Proper Delivery	4
Run-Off Policy	38
Series A Preferred Stock	27
Share	3
Shareholder Agreement	1
Subsidiary	49
Superior Proposal	36
Surviving Corporation	1
Tax	49
Tax Group	50
Tax Returns	50
Taxes	49
Termination Date	44
Termination Fee	46
Transfer Taxes	41
Warning Letter	13

- vi -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2011 (this “Agreement”) by and among Merge Healthcare Incorporated, a Delaware corporation (“Parent”), ES Acquisition Corp., a California corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Ophthalmic Imaging Systems, a California corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that it is fair to, and in the best interests of the Company and the shareholders of the Company (the “Company Shareholders”, and each such shareholder, a “Company Shareholder”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of California (the “CGCL”), (ii) approved and declared advisable this Agreement in accordance with the CGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the approval of this Agreement by the Company Shareholders (if required by applicable Law);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and Parent, as the sole Shareholder of Merger Sub, has approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement providing for the Merger in accordance with the CGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Company Shareholders will enter into a shareholders agreement dated as of the date hereof (the “Shareholder Agreement”), the form of which is attached as Annex 1.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the CGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing; Effective Time. Subject to the provisions of ARTICLE 7, the closing of the Merger (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in ARTICLE 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger or certificate of ownership (the “Certificate of Merger”) with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the CGCL (the date and time of the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of California, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the CGCL in connection with the Merger.

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Articles of Incorporation; Bylaws. (a) Pursuant to the Merger, the articles of incorporation of the Company shall be amended and restated immediately after the Effective Time to be in the form of the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law, except that the name of the Surviving Corporation shall be designated by Parent.

(b) Pursuant to the Merger, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and such officers as may be appointed by the directors of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successors are duly elected and qualified.

Section 1.6 Exemption From Registration; California Permit. Parent and the Company intend that the Parent securities to be issued pursuant to Section 2.1 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 3(a)(10) thereof. Parent and the Company intend that the Parent securities to be issued pursuant to Section 2.1 in connection with the Merger will be qualified under the California Code, pursuant to Section 25121 thereof, after a fairness hearing has been held before the Commissioner of Corporations of the State of California pursuant to the authority granted by

Section 25142 of such law (the “Fairness Hearing”). Each of Parent and the Company, shall use commercially reasonable efforts (i) to file promptly following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to Section 25121 of the California Code to issue such securities (the “California Permit”; (ii) to respond to any comments from the California Department of Corporations; and (iii) to obtain the California Permit as promptly as practicable thereafter. As promptly as practical after the date of this Agreement, Parent shall prepare and make such filings as are required under applicable Blue Sky laws relating to the transactions contemplated by this Agreement.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) subject to Section 2.2, each outstanding share (a “Share”) of common stock of the Company, no par value (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be converted into the right to receive .1693 validly issued, fully paid and non-assessable shares of common stock of the Parent (“Parent Common Stock”), par value 0.01 per share ( the “Common Exchange Ratio”) (the “Merger Consideration”); and

(b) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(c) At the Effective Time, all Shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented any such Shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 2.2 Surrender of Shares. (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with Parent’s transfer agent to act as agent for the Company Shareholders in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration to which the Company Shareholders shall become entitled pursuant to this ARTICLE 2. At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Exchange Agent to be held in trust for the benefit of holders of Shares such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.1(a) (the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to cause the exchange pursuant to this ARTICLE 2, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this

ARTICLE 2. Parent shall have the right to withdraw from the Exchange Fund any shares of Parent Common Stock delivered by Parent or the Surviving Corporation with respect to any Dissenting Shares, the amount so withdrawn not to exceed the number of shares of Parent Common Stock held in the Exchange Fund with respect to such Dissenting Shares.

(b) Promptly after the Effective Time, but in any event no later than the fifth (5th) Business Day thereafter, Parent shall cause to be mailed to each record holder as of the Effective Time of (x) a Certificate or Certificates which immediately prior to the Effective Time represented Shares, or (y) uncertificated Shares represented by book-entry (“Book-Entry Shares”), which, in each case, were converted into the right to receive the Merger Consideration with respect thereto, (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, together with such letter(s) of transmittal properly completed and duly executed to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share shall be entitled to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a) and such Certificate or Book-Entry Share shall then be canceled. Payment of the Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a).

(c) At any time following the date that is twenty-four (24) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has been made available to the Exchange Agent and which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration exchangeable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this ARTICLE 2. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this ARTICLE 2 in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Company Common Stock represented thereby.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE 2, subject to applicable Law in the case of Dissenting Shares. Such stock transfer books shall be delivered to the Surviving Corporation as soon as reasonably possible after the Effective Time.

(e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof claiming such Certificate to be lost, stolen or destroyed, and, if reasonably requested, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this ARTICLE 2.

Section 2.3 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement a number of shares of Parent Common Stock equal in value as of the date of this Agreement, if applicable, as may be required to be deducted and withheld with respect to the making of such payment under applicable tax Laws. To the extent that amounts are so properly withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, and are paid over to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

Section 2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who has properly exercised dissenters’ rights in accordance with Chapter 13 of the CGCL (“Dissenting Shares”), shall be entitled to receive payment of the “fair market value” of such Dissenting Shares (determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger) held by them in accordance with the provisions of such Chapter 13, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in

Section 2.1(a), of the certificate or certificates that formerly evidenced such Dissenting Shares. The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other negotiations, petitions and proceedings with respect to such demands. The Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights and the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. All fees and expenses of the Company relating to all negotiations, petitions and proceedings with respect to demands for appraisal or dissenters’ rights shall be paid by Parent.

Section 2.5 Fractional Shares. At the Parent’s option, no fractional shares of Parent Common Stock will be issued by virtue of the Merger and any Company Shareholder entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 2.5 will be entitled hereunder to receive no fractional share but a cash payment in lieu thereof in an amount equal to such fraction multiplied by $1.00, rounded to the nearest cent.

Section 2.6 Treatment of Options and Warrants. (a) Other than as set forth below in Section 2.6(b) or Section 6.13 or with respect to Prior Electing Holders (as defined below), the Company and Parent shall take all actions necessary (including delivery of any required notices by the Company) to provide that, effective as of the Effective Time, without any action on the part of the holders thereof, each outstanding option to acquire shares of the Company Common Stock pursuant to a Company Option Plan shall cease to represent the right to acquire shares of Company Common Stock and shall instead be converted automatically into an option (as applicable) to acquire shares of Parent Common Stock as provided below (an “Assumed Option”), and such Assumed Option will be assumed by Parent on substantially the same terms and conditions as were applicable under the corresponding Company Option Plan immediately prior to the Effective Time; provided, however, that after the Effective Time:

(i) each Assumed Option will be exercisable for a number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock that would be issuable upon exercise of such Assumed Option outstanding immediately prior to the Effective Time multiplied by (y) the Common Exchange Ratio, rounded down to the nearest whole share; and

(ii) the per share exercise price for the Company Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (x) the per share exercise price for such Assumed Option outstanding immediately prior to the Effective Time by (y) the Common Exchange Ratio, rounded up to the nearest whole cent.

Any restriction on the exercisability of such Assumed Option in effect as of the date hereof will continue in full force and effect, and the term, exercisability, and vesting schedule of such Assumed Option as in effect on the date hereof will remain unchanged. As soon as reasonably practicable following the Closing Date, the Parent will deliver to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Assumed Option by the Parent. The Company and Parent will cooperate and coordinate with respect to any materials to be submitted to the holders of Assumed Options in connection with any notice required under this Section 2.6.

(b) Notwithstanding the foregoing, at the option of the holder thereof exercisable by delivering written notice thereof to the Company prior to the Effective Time and with respect to each Prior Electing Holder, each option to purchase Shares of Company Common Stock granted under any Company Option Plan (collectively, the “Elected Convertible Securities”) and each warrant to purchase Shares of Company Common Stock (the “Warrants”), in each case that is outstanding and unexercised (whether or not then exercisable), shall be at the Effective Time be canceled, and the holder thereof shall, subject to Section 2.6(c), be entitled to receive (i) an amount in cash equal to the product of (i) the excess, if any, of (1) the Cash Value, less (2) the exercise price per share of Company Common Stock subject to such Elected Convertible Security or the Warrant, as the case may be, and (ii) the total number of shares of Company Common Stock subject to such fully vested and exercisable Elected Convertible Security or Warrant, as the case may be, as in effect immediately at the Effective Time that have not been exercised (the “Elected Convertible Security and Warrant Cash Consideration”). The Elected Convertible Security and Warrant Cash Consideration shall be paid in a lump sum within five (5) Business Days following the Effective Time. No later than five (5) days prior to the Effective Time, the Company shall notify all holders of Elected Convertible Securities and the Warrants (the “Elected Convertible Security and Warrant Holders”) that the Elected Convertible Securities and Warrants will be canceled in exchange for the right to receive the Elected Convertible Security and Warrant Cash Consideration if not exercised prior to the Effective Time. No Elected Convertible Security and Warrant Cash Consideration will be paid with respect to any Elected Convertible Securities and Warrants, as the case may be that has an exercise price equal to or greater than the Cash Value. “Prior Electing Holder”) means each optionee or holder of a warrant, that has agreed prior to the date hereof in writing with the Company to have such holders options and/or warrants treated as set forth on this Section 2.6(b).

(c) All amounts payable pursuant to this Section 1.3 shall be reduced by any required withholding of taxes in accordance with Section 2.3 and shall, except as otherwise provided in this Section 2.6, be paid without interest. The Company shall take all actions as are necessary and appropriate to effectuate the cancellation of the Elected Convertible Securities.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as identified in the Company SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward-looking in nature) or as set forth on the Company Schedule of Exceptions delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Schedule of Exceptions”), it being understood that each item in a particular section of the Company Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement:

Section 3.1 Organization and Qualification. The Company and each Subsidiary thereof is a corporation or other legal entity duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Subsidiary thereof is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. “Company Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or that would reasonably be expected to prevent or materially delay the Company from performing its obligations under this agreement in any material respect or materially delay consummating the transactions contemplated hereby; provided, however, that no change, effect, event or occurrence to the extent expressly stated in the Company Schedule of Exceptions or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) general economic or market conditions or general changes or developments in the ophthalmic digital imaging and ophthalmic information technology industry and electronic medical record and practice record industry for ophthalmology, orthopedic and obstetrics and gynecology practices, (ii) acts of war or terrorism or natural disasters, (iii) the announcement or performance of this Agreement and the transactions contemplated hereby and compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent or Merger Sub, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (v) changes in the price or trading volume of the Company’s stock (provided that any Company Material Adverse Effect that may have caused or contributed to such change in market price or trading volume shall not be excluded), or (vi) any failure by the Company to meet earnings or loss projections, in and of itself (provided that any Company Material Adverse Effect that may have caused or contributed to such failure to meet published earnings or loss projections shall not be excluded unless covered by another exclusion, such as clause (iii) above); unless, in the case of clause (i) or (ii), such change, effect, event or occurrence has a materially disproportionate effect on the Company, taken as a whole, compared with other companies operating in the ophthalmic digital imaging and ophthalmic information technology industry and electronic medical record and practice record industry for ophthalmology, orthopedic and gynecology practices.

Section 3.2 Certificate of Incorporation and Bylaws. The Company and each Subsidiary has heretofore furnished or otherwise made available to Parent a complete and correct copy of its Organizational Documents as in effect on the date hereof and all minutes of its Board of Directors since January 1, 2009, other than those with respect to consideration and approval of the Merger and related transactions. The Organizational Documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries. The Company and each Subsidiary is in compliance with the provisions of its Organizational Documents in all material respects.

Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of (i) one hundred million (100,000,000) Shares and (ii) twenty million (20,000,000) shares of preferred stock no par value (the “Preferred Stock”).

(b) As of the date hereof (i) thirty million, three hundred four thousand, one hundred fifty one (30,304,151) Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, (ii) an aggregate of four million, two hundred thirty three thousand, five hundred fifty seven (4,233,557) Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company Stock Plan, (iii) an aggregate of six million, four hundred twenty thousand, one hundred twenty nine (6,420,129) Shares were reserved for issuance upon the exercise of outstanding warrants, (iv) an aggregate of eight hundred thirty thousand, forty four (830,044) Shares were reserved for issuance upon the conversion of notes, (v) an aggregate of one million, five hundred fifteen thousand, five hundred (1,515,500) Shares were reserved for issuance pursuant to Options that were not granted under the Company Stock Plans; and (vi) no shares of Preferred Stock were outstanding. Since the close of business on May 11, 2011, until the date hereof, no options to purchase shares of Company Common Stock, Preferred Stock or other equity interest have been granted and no shares of Company Common Stock, Preferred Stock or other equity interest have been issued, except for Shares issued pursuant to the exercise of Options. Section 3.3(b) of the Company Schedule of Exceptions sets forth, as of the date specified thereon, each equity-based award, phantom right, and Option outstanding under the Company Stock Plan or otherwise, the number of Shares issuable thereunder and the expiration date and exercise or conversion price relating thereto. Unless disclosed on Section 3.3(b) of the Company Schedule of Exceptions, no other equity-based award, phantom right or Option is outstanding under a Company Stock Plan or otherwise.

(c) As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 3.3, except as set forth on Section 3.3(b) of the Company Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of the Company to which the Company is a party.

(d) Section 3.3(d) of the Company Schedule of Exceptions sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such

Subsidiary (including any options or other rights to acquire an equity interest) and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

Section 3.4 Authority. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger and, if required by applicable Law, to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL. The affirmative vote of a majority of the outstanding Company Common Stock is the only vote required, if any such vote is required by applicable Law, of the Company’s capital stock necessary in connection with the approval and consummation of the Merger. No other vote of the Company’s Shareholders is necessary in connection with this Agreement, the Shareholder Agreements, or the consummation of any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement and the Merger, (iii) determined that the terms of the Merger are fair to and in the best interests of the Company Shareholders, and (iv) authorized the submission of this Agreement to the Company Shareholders for their approval and recommended that the Company Shareholders approve this Agreement if required by applicable Law (the “Merger Recommendation”).

Section 3.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Organizational Documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and authorizations set forth on Schedule 3.5(a) of the Company Schedule of Exceptions and those contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law, and including the Social Security Act, as amended, (including 42 U.S.C. Sections 1320a-7, 7a and 7b), Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the “Federal Anti-Kickback Statute”; 42 U.S.C. Section 1395nn (Prohibition Against

Certain Referrals), commonly referred to as the “Stark Statute”; 31 U.S.C. Sections 3729-3733, commonly referred to as the “Federal False Claims Act”; those provisions of HIPAA which extended the reach of certain federal laws to all “healthcare benefit programs”; applicable Medicare Program and Medicaid Program regulations, provider manual and carrier directives; FDA Guidelines; OSHA regulations and requirements; administrative simplification provisions of HIPAA and 45 C.F.R. – Parts 160-164; and, in each case, any comparable state law (“Law”) applicable to the Company or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) except as set forth on Schedule 3.5(a) of the Company Disclosure Schedule, result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”) to be obtained or made by the Company, except for (i) applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the NASDAQ Stock Market LLC (“Nasdaq”), (iii) the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.6 Compliance.

(a) To the Knowledge of the Company, the Company and its Subsidiaries are not in violation of any Law applicable to the Company or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Entity of any violation, or any investigation with respect to any such Law, including Laws enforced by the United States Food and Drug Administration (“FDA”), and comparable foreign Governmental Entities (collectively, “Device Law”), except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries, and their respective predecessors and Affiliates, have complied and are in compliance in all material respects with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the

Company, threatened alleging any failure so to comply, including, any notice concerning or pertaining to Medicare or Medicaid related claims, or claims arising under the Anti-Kickback Statute, False Claims Act, HIPAA or any other federal or state Law, whether or not corrected. The Company and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any non-compliance of the foregoing.

(c) Neither the Company, nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of the Company or its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such illegal payments.

(d) The Company and its Subsidiaries have complied with all privacy policies and guidelines relating to Personal Information. True and correct copies of all applicable privacy and security policies and guidelines of Company and its Subsidiaries have been made available to Parent. The Company and its Subsidiaries have made all notices and disclosures to customers required by applicable Law. The Company and its Subsidiaries have taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with respect to technical, administrative and physical safeguards) to protect Personal Information and systems from which Personal Information can be created, viewed, displayed, accessed, retrieved, stored or transmitted, against loss or destruction, and against unauthorized access, use, transfer, modification, or disclosure or other misuse and to otherwise comply with applicable Laws. To the Knowledge of the Company, there has been no unauthorized disclosure, access to or transfer of or other misuse of that Personal Information required to be reported to any customer of Company, affected individual or Governmental Body and neither the Company nor its Subsidiaries have been required to provide any breach notification or report any security incidents to any customer of Company, affected individual or Governmental Body as required under applicable Law. “Personal Information”) means (i) any information that alone or in combination with other information held by the Company in proximity to such information can be used to specifically identify a Person; (ii) information (other than name separated from any other information) from credit or debit cards of any Person or (iii) any protected health information as that term is defined under HIPAA.

(e) The Company and its Subsidiaries have established and implemented such policies, programs, procedures, contracts and systems as are reasonably necessary and legally required of the Company and its Subsidiaries to be in compliance in all material respects with all Laws, including the administrative simplification provisions of HIPAA and 45 C.F.R. Parts 160-164 as of the effective dates thereof, including privacy, electronic transactions and security standards for protected health information.

(f) The Company and its Subsidiaries have all registrations, applications, licenses, requests for approvals, clearances, exemptions, permits and other regulatory authorizations (“Authorizations”)) from Governmental Entities required to conduct their businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all such Authorizations. The Company has made available to Parent all material Authorizations from the FDA.

(g) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has obtained any third party review or factory inspection from any person that has been debarred from participation in any third party review or inspection program for medical device products pursuant to 21 U.S.C. Section 335a(m).

(h) The Company and its Subsidiaries have not been notified in writing of any material failure (or any investigation with respect thereto) by them or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with any Device Law pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, surveillance and conflict of interest including Quality System Regulations, Good Laboratory Practice regulations, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Medical Device Reporting regulations, in each case with respect to any products of the Company or its Subsidiaries. In addition to the foregoing, except as set forth on Section 3.6(h) of the Company Schedule of Exceptions neither the Company nor any of its Subsidiaries has received any letter issued by the FDA when products are marketed improperly, specifying the violations and demanding to know how the problem will be corrected (“Warning Letter”)), FDA Form 483s, or other communications from the FDA or any other Governmental Authority alleging that the Company’s operations are in violation of any Device Law or the applicable Laws; nor are there presently pending, nor, to the Knowledge of the Company, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters by or on behalf of the FDA or any other Governmental Authority or any customer of the Company relating to the Company’s operations.

(i) Neither the Company, its Subsidiaries, nor any officers, employees or agents of the Company or its Subsidiaries has with respect to any product that is manufactured, tested or held by the Company, made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

Section 3.7 SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since January 1, 2010 and prior to the date hereof (such documents filed since January 1, 2010 and prior to the date hereof, the “Company SEC Reports”). Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, as of

their respective dates, each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except as set forth in Section 3.7(a) of the Company Schedule of and except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated statements of operations, cash flows and changes in Shareholders’ equity for the periods indicated therein. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since December 31, 2010 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by others within the Company.

(d) Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, since December 31, 2010, the Company has not disclosed to the Company’s independent registered accounting firm and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, since December 31, 2010, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.

The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Except as set forth in Section 3.7(f) of the Company Schedule of Exceptions, the Company does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.7(f) of the Company Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates.

Section 3.8 Absence of Certain Changes or Events. Except as set forth on Section 3.8 of the Company Schedule of Exceptions, since December 31, 2010, until the date of this Agreement, and except as contemplated by this Agreement, the Company and each Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s capital stock; (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company (other than in connection with the forfeiture or exercise of equity based awards, Options in accordance with existing agreements or terms); (d) any granting by the Company to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any Company Plan; (e) any granting to any director, officer or employee of the right to receive any severance or termination pay, except as provided for under any plan or agreement in effect prior to December 31, 2010; (f) any entry by the Company or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of the Company, or any amendment to or adoption of any Company Plan or collective bargaining agreement; (g) any material change by the Company or any of its Subsidiaries in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; (h) any material change in a Tax Group tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law.

Section 3.9 Absence of Litigation. Except as set forth on Section 3.9 of the Company Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of the Company, governmental investigations (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.10 Employee Benefit Plans. (a) Section 3.10 of the Company Schedule of Exceptions contains a true and complete list of each Company Benefit Plan (as defined below). As used herein, the term “Company Plan” means each material employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each material employee benefit plan maintained outside the United States, and each other material plan, arrangement or policy (written or oral) to provide benefits, other than salary, as compensation for services rendered, including, without limitation, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits, in each case maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes to or for which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, or any other plan, arrangement or policy mandated by applicable Law, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company, its Subsidiaries or any ERISA Affiliate (collectively, the “Company Employees”). The Company has made available to Parent copies of all material documents constituting the Company Plans, the three most recently filed Forms 5500 for such Company Plans and financial statements attached thereto, all Internal Revenue Service (the “IRS”) determination letters for the Company Plans, all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Entity with respect to the Company Plans, all employee manuals or handbooks containing personnel or employee relations policies, and all other material documents relating to the Company Plans. For purposes of this Section 3.10, the term Company includes any ERISA Affiliate. The term “ERISA Affiliate”) means any person, that together with the Company, is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

(b) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. All reporting, disclosure and notice requirements under ERISA, the Code and other applicable Laws have been fully and completely satisfied with respect to each Company Benefit Plan, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Company Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Shareholder, officer, director or employee of the Company or any of its Subsidiaries, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Company Plan, or by or on behalf of any participants or beneficiaries of any Company Benefit Plans under ERISA or applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans. No Company Plan is presently under investigation, audit or examination by any Governmental Entity, and no matters are pending with respect to any Company Plan under any IRS program.

(c) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, or has an opinion letter from the IRS to the same effect, and each such determination or opinion letter remains in effect and has not been revoked. Except as disclosed on Section 3.10(a) of the Company Schedule of Exceptions, the Company and its Subsidiaries have never maintained, sponsored or had any liability with respect to any other plan subject to the requirements of section 401(a) of the Code. To the Knowledge of the Company, nothing has occurred since the date of such determination letter that could cause the loss of such qualification or tax-exempt status or the imposition of any liability, lien, penalty or tax under ERISA or the Code. Each Company Benefit Plan has been timely amended to comply with applicable Law.

(d) Except as set forth on Schedule 3.10(d) of the Schedule of Exceptions, the Company and its Subsidiaries do not sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA. None of the Company Plans is a multiemployer plan (as defined in section 3(37) of ERISA). The Company and its Subsidiaries do not contribute to, and have never contributed to or had any other liability with respect to, a multiemployer plan or with respect to any plan that has two or more contributing sponsors at least two of whom are not under common Control. There is not now, and to the Knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any pledge, lien, security interest or encumbrance on assets of the Company or any of its Subsidiaries under ERISA or the Code, or similar Laws of foreign jurisdictions.

(e) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in a prohibition of the transactions contemplated by this Agreement or any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Plan. No Company Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment or benefits becoming due to any director or employee of the Company that will be considered an “excess parachute payment” under section 280G of the Code. The Company and its Subsidiaries have not declared any bonus compensation in contemplation of the transactions contemplated by this Agreement. No payments or benefits under any Company Plan or other agreement of the Company or any of its Subsidiaries are, or are expected to be, subject to the disallowance of a deduction under section 162(m) of the Code. The Company and its Subsidiaries do not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax, penalty tax or interest under section 280G or 409A of the Code. Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) is in documentary compliance with the requirements of section 409A of the Code. Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with section 409A of the Code. No option (other than an option the terms of which comply with the requirements of section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to section 409A of the Code.

(f) With respect to any Company Plan that is a group health plan (within the meaning of section 4980B(g)(2) of the Code), such Company Plan complies, and in each and every case has complied, with all requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No Company Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required under section 4980B of the Code.

(g) The Company and each of its Subsidiaries have paid all amounts that the Company and each of its Subsidiaries are required to pay as contributions to the Company Plans as of the last day of the most recent fiscal year of each of the Company Plans; all benefits accrued under any funded or unfunded Company Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to the Company Plans have been transferred to the appropriate Company Plan in a timely manner as required by applicable Law.

(h) The Company and its Subsidiaries have made no plan or commitment to create any additional Company Plan or to modify or change any existing Company Plan.

(i) Except as set forth on Schedule 3.10(a) of the Company Schedule of Exceptions, no benefit or compensation arrangement is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such benefit and compensation arrangement, a “Foreign Benefit Plan”). All Foreign Benefit Plans (i) have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws of any Government Entity and (ii) that are subject to a funding requirement under applicable Law are in material compliance with such requirement and with respect to all other Foreign Benefit Plans, reserves therefore have been established on the

Closing Date financial statements in accordance with applicable accounting standards and based upon reasonable actuarial assumptions. All contributions or other payments required to be made to or in respect of the Foreign Benefit Plans have been made.

Section 3.11 Labor and Employment Matters. The Company and its Subsidiaries do not have any labor contracts or collective bargaining agreements with any persons employed by the Company or any of its Subsidiaries or any persons otherwise performing services primarily for the Company and its Subsidiaries. To the Knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board (the “NLRB”) or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. The Company and its Subsidiaries have not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Insurance. All material insurance policies of the Company and its Subsidiaries are listed in Section 3.12 of the Company Schedule of Exceptions. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) the Company and its Subsidiaries are not in breach or default, and the Company and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of the Company, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 3.13 Properties. The Company and its Subsidiaries own no real property. Section 3.13 of the Company Schedule of Exceptions contains a complete and correct list of all real property leased by the Company and its Subsidiaries (the “Leased Property”). The Company and its Subsidiaries have good and valid leasehold interests in all Leased Property. With respect to all Leased Property, there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the counterparties thereto. The Leased Real Property is maintained in a state of repair and condition that is consistent with the normal conduct of its business.

Section 3.14 Tax Matters. (a) Subject to such exceptions that would not have a Company Material Adverse Effect:

(b) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it and each such Tax Return was complete and correct in all respects at the time of filing. Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns and all other Taxes as are due (including Taxes for which no Tax Returns are required to be filed), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c) No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(d) There is no currently effective written agreement or other written document extending or waiving, or having the effect of extending or waiving, the period of assessment (or reassessment) or collection of any Taxes of the Company or any of its Subsidiaries, and no such request for an extension or waiver is currently pending. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. Neither the Company nor any of its Subsidiaries is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes) (other than any such agreement, obligation or arrangement between or among the Company and its Subsidiaries).

(e) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company or any of its Subsidiaries is or was the common parent) or (ii) has any liability for Taxes of another Person (other than the Company or its Subsidiaries) under Treasury Regulation sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(f) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

(g) The Company and its Subsidiaries have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(h) The Company and each of its Subsidiaries has disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and neither the Company nor any of its Subsidiaries has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(i) During the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

Section 3.15 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (i) the Information Statement, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) the Company Proxy Statement will, at the date it is first mailed to the Shareholders of the Company and at the time of the Company Shareholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) the information supplied by the Company for inclusion in the application for issuance of the California Permit pursuant to which the parties shall apply for the Parent securities to be issued in the Merger to be qualified under the California Code (the “Permit Application”) shall not, at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code, at the time the qualification of such securities is effective under Section 25122 of the California Code or at any other time prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Information Statement and the Company Proxy Statement, at the date such Company Proxy Statement is first mailed to Shareholders and at the time of the Company Shareholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the foregoing documents.

Section 3.16 Opinion of Financial Advisors. Healthcare Growth Partners, LLC (the “Financial Advisor”), has delivered to the Board of Directors of the Company a written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of such opinion, the consideration to be paid to holders of the Company Common Stock (other than as set forth in such opinion) pursuant to the Merger, taken together, is fair, from a financial point of view, to such holders.

Section 3.17 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be financially liable.

Section 3.18 Takeover Statutes. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the accuracy of the representations and warranties of Parent and Merger Sub, to the Knowledge of the Company as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws applicable to the Company, including those under the CGCL (collectively, the “Anti-Takeover Statute”), will be applicable to the Merger or the other transactions contemplated hereby or in the Shareholder Agreements. No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.19 Intellectual Property. Except as otherwise disclosed in the Company SEC Reports and Section 3.19 of the Company Schedule of Exceptions, to the Knowledge of the Company, the Company or one of its Subsidiaries (as specifically identified on Schedule 3.19(a)) is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on Schedule 3.19(a) and all other Intellectual Property material to and used in its business, and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 3.19(b), except as noted on Schedule 3.19(b). The Company or such Subsidiary owns or has the rights to use, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”), but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the manufacture, use and sale of the products currently marketed and the products currently in development, by the Company and its Subsidiaries (collectively, the “Company Intellectual Property Rights”). Except as would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of the Company threatened, (i) alleging infringement, misappropriation, violation or dilution by the Company or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions or the Company Intellectual Property Rights therein and (ii) by the Company or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the manufacture, use and sale of its products does not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of the Company, the Company Intellectual Property Rights are not being infringed by any third party; (c) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company or any of its Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (d) the Company and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property. As used in this Agreement, “Intellectual Property” means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature. For purposes of this Agreement, the term “patents”) means United States and non-U.S. patents (utility or design, as applicable), provisional patent applications, non-provisional patent applications, continuations, continuations-in-part, divisions, any such patents resulting from reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any patent, patent disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

Section 3.20 Environmental Matters. (a) The Company and its Subsidiaries are not in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required under applicable Environmental Laws for the conduct of its business as now being conducted, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (b) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company or any of its Subsidiaries has received written notice, and no written notice received by the Company or any of its Subsidiaries from by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location currently owned, leased or operated by the Company or any of its Subsidiaries (collectively, “Environmental Claims”), pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the

Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) to the Company’s Knowledge, there are no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would result in a violation of any Environmental Laws, require expenditures to be incurred pursuant to Environmental Laws, or form the basis of an Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; and (d) the Company is not subject to any pending or, to the Company’s Knowledge, threatened proceeding under Environmental Law to which a governmental authority is a party.

Section 3.21 Contracts. (a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, as of the date of this Agreement, the Company or any of its Subsidiaries thereof is not a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company or any of its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; (iii) involving the payment or receipt of royalties or other amounts of more than $50,000 calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company or any of its Subsidiaries; (iv) with any Affiliate or (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (v) as well as each Contract listed in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.22 Affiliate Transactions. Except as otherwise disclosed in Section 3.22 of the Company Schedule of Exceptions or the Company SEC Documents, no executive officer or director of the Company or any Subsidiary thereof or any Person owning 5% or more of the Shares or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each an “Affiliate”) is a party to any Contract with or binding upon the Company or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by the Company or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23 Product Warranty; Product Liability.

(a) Except as reserved for in the most recent financial statements included in the Company SEC Reports, the Company and its Subsidiaries do not have any material liability to any customer for any product manufactured, sold or delivered or service provided by the Company or any of its Subsidiaries prior to the date hereof. Each product manufactured, sold, leased or delivered by the Company and its Subsidiaries, except as reserved for in the most recent financial statements included in the Company SEC Reports, has been in material conformity with all applicable contractual specifications and all express warranties made by the Company and its Subsidiaries.

(b) The Company and its Subsidiaries do not have any material liability arising out of, and no material written claims are pending with respect to the actual or alleged use of the Company’s products relating to, any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services provided, by or on behalf of the Company or any of its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as identified in the Parent SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature) or as set forth on the Schedule of Exceptions delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Schedule of Exceptions”), it being understood that each item in a particular section of the Parent Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Parent Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement:

Section 4.1 Organization. Each of Parent, its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing or active status under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. “Parent Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Parent and its Subsidiaries, or that would reasonably be expected to prevent or materially delay Parent from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby; provided, however, that no change, effect, event or occurrence to the extent resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) general economic or market conditions or general changes or developments in the healthcare information technology industry or affecting participants in the healthcare information technology industry, (ii) acts of war or terrorism or natural disasters, (iii) the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by Parent or Merger Sub at the written request or with the prior written consent of the Company, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (v) changes in the price or trading volume of Parent’s stock (provided that any Parent Material Adverse Effect that may have caused or contributed to such change in market price or trading volume shall not be excluded), or (vi) any failure by Parent to meet earnings or loss projections, in and of itself (provided that any Parent Material Adverse Effect that may have caused or contributed to such failure to meet published earnings or loss projections shall not be excluded unless covered by another exclusion, such as clause (iii) above), unless, in the case of clause (i) or (ii), such change, effect, event or occurrence has a materially disproportionate effect on Parent, taken as a whole, compared with other companies operating in the healthcare information technology industry.

Section 4.2 Certificate of Incorporation and Bylaws. Except as set forth on Section 4.2 of the Parent Schedule of Exceptions, Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) of Parent and of Merger Sub, as in effect on the date hereof, and all minutes of the Board of Directors of Parent with respect to approval of the Merger and related transactions. The Certificates of Incorporation and the Bylaws of Parent and of Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

no shares of Parent

Section 4.3 Capitalization. (a) The authorized capital stock of Parent consists of One Hundred and Fifty Million (150,000,000) shares of Parent Common Stock, (ii) One Million (1,000,000) shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”), and (iii) Fifty Thousand (50,000) shares of Series A Preferred Stock (the “Series A Preferred Stock”).

(b) As of May 2, 2011: (i) Eighty Four Million Two Hundred and Seventy Two Thousand and Fifty Nine (84,272,059) shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights; (ii) no shares of Parent Preferred Stock were outstanding; and (iii) Forty One Thousand, Seven Hundred and Fifty (41,750) shares of Series A Preferred Stock were outstanding. As of March 31, 2011, an aggregate of nine million, seventy three thousand, seven hundred and sixty eight (9,073,768) shares of Parent Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase Parent Common Stock.

(c) Except as set forth on the Parent Schedule of Exceptions, as of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 4.3: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (collectively, “Parent Securities”); (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent to which Parent is a party.

Section 4.4 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Parent as sole Shareholder of Merger Sub has approved this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL). Neither the approval or adoption of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby requires any approval of the Shareholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.5 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 4.5 of the Parent Schedule of Exceptions, the execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates or certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub under, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, including the filing of such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the transactions contemplated hereby, (ii) the applicable requirements, if any, under state securities, takeover and “blue sky” laws, (iii) the applicable requirements of NASDAQ, (iv) the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.6 Compliance. (a) To the Knowledge of Parent, Parent and its Subsidiaries, are not in violation of any Law applicable to Parent or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Entity of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries have all Authorizations from Governmental Entities required to conduct their businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and each Subsidiary is in compliance with all such Authorizations.

Section 4.7 SEC Filings; Financial Statements. (a) Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since January 1, 2010 and prior to the date hereof (such documents filed since January 1, 2010 and prior to the date hereof, the “Parent SEC Reports”). As of their respective dates, each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent at the respective dates thereof and the consolidated statements of operations, cash flows and changes in Shareholders’ equity for the periods indicated therein. The unaudited consolidated financial statements of Parent (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since March 31, 2011 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c) Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act are reasonably designed to ensure that material information relating to Parent is made known to the chief executive officer and the chief financial officer of Parent by others within those entities.

(d) Since December 31, 2010, Parent has not disclosed to Parent’s independent registered accounting firm and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Since December 31, 2010, Parent has not identified any material weaknesses in the design or operation of its internal control over financial reporting. To the Knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act that provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Parent does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.8 Absence of Certain Changes or Events. Except as set forth on Section 4.8 of Parent Schedule of Exceptions or the Parent SEC Reports, since December 31, 2010, until the date of this Agreement, and except as contemplated by this Agreement, Parent has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or occurrence which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Information Statement, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) the Information Statement will, at the date it is first mailed to the Company Shareholders and at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) the information supplied by Parent or Merger Sub for inclusion in the Permit Application shall not either at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code or the time the qualification of such securities is effective under Section 25122 of the California Code, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the foregoing documents.

Section 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.11 Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 4.12 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire any Shares except pursuant to this Agreement and the Shareholder Agreements.

Section 4.13 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or, to the knowledge of Parent, governmental investigations (“Parent Proceedings”) pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, other than any Parent Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.14 Contracts. Except for this Agreement, for Contracts filed as exhibits to the Parent SEC Reports, or as otherwise set forth on Section 4.14 to the Parent Schedule of Exceptions, as of the date of this Agreement none of Parent is a party to or bound by any Contract: (i) that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon Parent that restrict the ability of Parent (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; (iii) with any Affiliate or (iv) that would prevent, materially delay or materially impede Parent’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 4.15 Availability of Shares. Parent has sufficient shares of Common Stock authorized and available to be issued to consummate the Merger on the terms set forth herein.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, or unless Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), the business of the Company and its Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 5.1, the Company shall use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries business organization, and to preserve its and its Subsidiaries present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, the Company and its Subsidiaries shall not, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change its Organizational Documents

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, voting securities, or other equity interests, or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including stock appreciation rights, phantom stock or similar instruments) (except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards in each case outstanding as of the date hereof and except for the grant of Options as permitted pursuant to Section 5.1(j));

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock (other than in connection with the forfeiture or exercise of equity-based awards, Options in accordance with existing agreements or terms (or awards or Options granted after the date hereof in compliance with Section 5.1(b) and Section 5.1(j));

(e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any Person, business or division (whether by acquisition of assets or otherwise), enter into any new line of business;

(f) sell or otherwise dispose of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(g) (A) enter into, renew, terminate or materially amend (i) any contract or arrangement with revenues or payments in excess of $100,000 per annum, other than in the ordinary course of business consistent with past practice or otherwise imposing any material restrictions on the Company or any of its Subsidiaries or (ii) any joint venture, partnership or other similar arrangement or (B) engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act provided, that, if the Closing does not occur on or before July 15, 2011, an Affiliate may lend the Company $500,000 of indebtedness with a per annum interest rate of not more than 12% for every 30 day period after such date;

(h) authorize any new capital expenditures or other expenditures in amounts more than $100,000 in the aggregate;

(i) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person; provided, that, if the Closing does not occur on or before July 15, 2011, the Company shall be permitted to incur $500,000 of additional indebtedness with a per annum interest rate of not more than 12% for every 30 day period after such date;

(j) (i) increase the compensation or benefits of any of its directors, officers or employees (including the payment of bonuses and the granting of stock options, stock appreciation rights or other equity or equity-like incentives) or pay any bonuses; (ii) grant or pay any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date hereof; (iii) enter into, amend or modify the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former (A) directors, (B) officers or (C) employees with an annual base salary in excess of Seventy-Five Thousand Dollars ($75,000.00) or establish, adopt, enter into or materially amend or terminate any Company Plan or collective bargaining agreement; and (iv) accelerate the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any Company Plan or trust not required to be funded;

(k) make any material change in any financial or regulatory accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) materially change any Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, or settle a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law;

(m) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by the Company or any of its Subsidiaries in excess of $100,000 or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;

(n) abandon, sell, license (except in the ordinary course of business consistent with past practice), assign or grant any security interest in or to any material item of Company Intellectual Property Rights or any other material assets; or

(o) agree to take any of the actions described in Section 5.1(a) through Section 5.1(n).

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 Shareholder Approval. As soon as practicable after the date hereof, the Company’s Board of Directors shall adopt an amendment to the Bylaws of the Company to permit the shareholders of the Company to act by written consent of holders of a majority of the Company Common Stock. The Company shall, as soon as practicable after the date hereof take all action necessary to cause holders of not less than 72% of the Company Common Stock to act by conditional written consent under the CGCL to approve the Merger, in a form reasonably acceptable to Parent.

Section 6.2 Information Statement. As soon as practicable following the date hereof, the Company shall prepare and file with the SEC the preliminary Information Statement in accordance with Rule 14C (the “Information Statement”) to be sent to the Shareholders of the Company in connection with the written consent referred to in Section 6.1. Parent, Merger Sub and the Company will cooperate and consult with each other and their respective counsel in the preparation of the Information Statement. Without limiting the generality of the foregoing, Parent will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall not file the preliminary Information Statement, or any amendment or supplement thereto, without providing the Parent a reasonable opportunity to review and comment thereon. The Company shall include therein any reasonable comments provided by Parent. Each party shall use commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the preliminary Information Statement as promptly as practicable after receipt thereof and to cause the Information Statement in definitive form to be mailed to the Company’s Shareholders as promptly as reasonably practicable following filing with the SEC. Each party agrees to consult with the other party prior to responding to SEC comments with respect to the preliminary Information Statement. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading. Each party shall as soon as reasonably practicable (i) notify the other parties of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and (ii) provide each other party with copies of all correspondence between a party and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement.

Section 6.3 [Reserved]

Section 6.4 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Company and its Subsidiaries, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company and its Subsidiaries or contravene any Law.

(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Mutual Confidentiality Agreement, dated April 4, 2011, between the Company and Parent (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

(c) The Company will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning Parent furnished to the Company in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 6.5 Acquisition Proposals. (a) The Company agrees that (i) it and its officers and directors shall not, and (ii) it shall use commercially reasonable efforts to ensure that its representatives shall not, in each case (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of (x) an equity interest representing a 15% or greater economic or voting interest in the Company, or (y) the assets, securities or other ownership interests of or in the Company representing 15% or more of the consolidated assets of the Company, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an (“Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, an Acquisition Proposal; provided, however, that at any time prior to the Effective Time, the Company and its representatives may, in response to a written Acquisition Proposal that the Board of Directors of the Company determines, in good faith, after consultation with its financial advisors, constitutes a Superior Proposal, and which Acquisition Proposal did not result from a material breach of this Section 6.5(a), (x) provide access or furnish information with respect to the Company to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement and (y) engage in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal; provided further, however, that, subject to the right of the Company to withhold information where such disclosure would contravene any Law, the Company shall promptly provide to Parent any non-public information that is provided to the Person making such Acquisition Proposal or its representatives that was not previously provided to Parent or Merger Sub. The Company will, and will cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall also promptly (within two (2) Business Days) notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof, and will keep Parent apprised of any related material developments, discussions and negotiations related thereto.

For purposes of this Agreement, the term “Superior Proposal” means any offer made by a third party that the Board of Directors of the Company reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the Shareholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of the Company and its subsidiaries for consideration consisting of consideration payable to holders of shares of Company Common Stock that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors, to be more favorable from a financial point of view to holders of Company Common Stock than the Merger taking into account the Termination Fee, and is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

(b) The Board of Directors of the Company shall not (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Merger Recommendation or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), unless at any time prior to the Effective Time, the Board of Directors of the Company determines in good faith, after consultation with its legal advisors, that the failure to take such action would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties, (ii) recommend, adopt or approve any Acquisition Proposal or propose publicly to recommend, adopt or approve any competing Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to lead to any Acquisition Proposal (other than a confidentiality agreement) or resolve or agree to take any such action. Notwithstanding anything in this Section 6.5(b) to the contrary, at any time prior to the Effective Time, the Board of Directors of the Company may, in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.1(f) in order to concurrently enter into an Alternative Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(f), and any purported termination pursuant to Section 8.1(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 6.5, including the notification provisions in this Section 6.5, and with all applicable requirements of Section 8.3(b) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) until after the second Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, identifying the Person making such Superior Proposal and the material terms and conditions of the Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal (but shall not trigger any new waiting period) and (ii) the Board of Directors of the Company shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).

(c) Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its Shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s Shareholders if, in the good faith judgment of the Board of Directors of the

Company, after receipt of advice from its outside counsel, failure so to disclose would result in a breach of or be reasonably like to result in a breach of its fiduciary duties or applicable Law.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any Person may have under any agreement, document, law or Company Plan, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the extent provided under applicable Law and the Company’s Organizational Documents as at the date hereof. In the event of any such Proceeding, each indemnified Person shall be entitled to advancement of expenses incurred in the defense of any Proceeding from the Surviving Corporation to the fullest extent that the Company would be permitted under applicable Law and the Company’s Organizational Documents as at the date hereof; provided, that such Person execute and deliver an undertaking that such Person shall return such amounts to the Company if it is determined that such Person was not entitled to such funds.

(b) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation or Bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the CGCL during such period.

(c) Prior to the Closing, the Company shall convert or purchase, from an insurer chosen by the Company, a run-off policy of directors’ and officers’ liability insurance at a cost of not more than 200% of the annual premium for the Company’s most recent policy year (the “Run-Off Policy”) covering the Company’s directors and officers which shall provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Company. From and after the Closing Date until the sixth anniversary thereof, the Parent and the Company shall not take any action to cancel, amend or shorten the term of the Run-Off Policy.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.6.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6.

Section 6.7 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Merger.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.7(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under Antitrust Law, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed, including by providing the other party with a copy, of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review in advance any communication planned to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other U.S. or foreign Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party or its representatives the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.7(b) as “Antitrust Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall cause their respective outside counsel regarding Antitrust Law to comply with this Section 6.7(b). Notwithstanding anything to the contrary in this Section 6.7(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) , the Federal Trade Commission Act, as amended, Foreign Antitrust and Investment Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.7(a) and Section 6.7(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other U.S. or foreign Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(d) Subject to the limitations set forth in Section 6.7(c), in the event that any administrative or judicial investigation, suit, action or other proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, or that otherwise would reasonably be expected to prevent, impede or delay the Merger, or any such transaction or the satisfaction of any condition set forth in Exhibit A or ARTICLE 7, each of Parent, Merger Sub and the Company shall cooperate in good faith with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 6.8 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, that the Company or Parent may include disclosures relating to the transactions contemplated hereby in its respective periodic filings with the SEC without seeking consent from, or consulting with, the other party, so long as such disclosures are not inconsistent with the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or made individually by the Company or Parent, if previously consented to by the other party); provided, finally, that the Company shall not be required to provide Parent any such opportunity to review or comment in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change or other communications contemplated by Section 6.5(b).

Section 6.9 Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 7.1 and Section 7.3 impossible or unlikely.

Section 6.10 Transfer Taxes. Except as otherwise provided in Section 2.2(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.11 Anti-Takeover Statute. If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby) or the Shareholder Agreements, each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.12 Conduct of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Parent Schedule of Exceptions or as required by Law, Parent and Merger Sub shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; or

(b) adjust, recapitalize, reclassify, combine, split, or subdivide any shares of capital stock of Parent.

Section 6.13 Options. (i) Within 5 days of the date hereof, the Company shall cause each officer and director of the Company to agree in writing with respect to all options held thereby that any options with a strike price in excess of the Cash Value will be terminated effective immediately prior to the Closing, and (ii) with respect to any options that will not be so terminated, that in lieu of any provision with respect thereto set forth in any option plan or agreement and in lieu of Section 2.6 hereof, that the vested portion thereof shall on the Closing Date convert into the right to receive either, at such officer’s and director’s option, (1) an amount of cash from Parent equal to the difference between the strike price thereof and the Cash Value, (2) a number of shares of Parent Common Stock based on the Common Exchange Ratio in an amount equal to the difference between the strike price thereof and the Cash Value or (3) a combination of cash and a number of shares of Parent Common Stock based on the Common Exchange Ratio such that, valuing the shares as set forth above, the aggregate amount equals the difference between the strike price thereof and the Cash Value; provided, however, that if the Parent determines in its reasonable discretion that such shares may not be exempt from registration under the Federal securities laws as a result of the Fairness Hearing, then such options shall only be converted into the right to receive an amount of cash as determined in accordance with this Section 6.13(ii)(1). Such officer’s or director’s instruction to the Parent as to his or her election to receive cash, shares of Parent Common Stock or a combination of cash and shares of Parent Common Stock shall be given to Parent no less than 3 business days prior to the Closing Date.

ARTICLE 7

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved by the Shareholders of the Company by the Company Requisite Vote (if required by applicable Law);

(b) no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.7; and

(c) the Fairness Hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California or Parent shall otherwise caused sufficient shares of Parent Common Stock to be registered in order to consummate the transactions contemplated hereby.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) there shall not have occurred any change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(b) the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material”, or “materially”) at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where all failures of the representations and warranties to be so true and correct would not, or would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect;

(c) the Company shall have performed in all material respects each obligation and complied in all material respects with each agreement or covenant of the Company required to be performed or complied with by it under this Agreement;

(d) the outstanding indebtedness of the Company as of the Closing Date shall not exceed Four Million Three Hundred Forty-Four Thousand Four Hundred Forty-Five Dollars ($4,344,445.00); provided, that, if the Closing does not occur on or before July 15, 2011, the Company shall be permitted to incur $500,000 of additional indebtedness with a per annum interest rate of not more than 12% for every 30 day period after such date;

(e) the Parent shall have received a certificate executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Sections 7.2(b)-(a) through (d) have been satisfied;

(f) each of Ariel Shenhar and Gil Allon shall have entered into a noncompetition and nonsolicitation agreement with the Parent in form and substance reasonably acceptable to Parent and Ariel Shenhar and Gil Allon, as applicable;

(g) there shall not have occurred and be pending any general suspension of, or limitation on trading in securities on Nasdaq;

(h) U.M. AccelMed, Limited Partnership shall have agreed in a writing acceptable to the Parent to cancel its warrants to purchase an aggregate of 4,404,772 shares of common stock of the Company;

(i) The Tail Wind Fund, Ltd. and Solomon Strategic Holders, Inc. shall have agreed in a writing acceptable to Parent to cancel warrants to purchase 1,239,396 and 210,961 shares of common stock of the Company, respectively, in exchange of an aggregate amount equal to $249,000 in shares of Parent Common Stock as determined in accordance Common Exchange Ratio set forth herein; provided that if the Parent determines in its reasonable discretion that such shares may not be exempt from registration under the Federal securities laws as a result of the Fairness Hearing, than such $249,000 will be paid in cash;

(j) The Tail Wind Fund, Ltd. and Solomon Strategic Holders, Inc. shall have agreed in a writing acceptable to Parent, with respect to certain convertible notes, that (i) a “Change in Control Transaction” (as defined in such convertible notes) will only occur upon the closing such transaction and (ii) the 30% premium ($206,250) to be paid upon such Change in Control Transaction will be calculated on the date of signing this Agreement but will be paid to The Tail Wind Fund, Ltd. and Solomon Strategic Holders, Inc. on the date of the closing of the Change in Control Transaction or the date the Change in Control Transaction is terminated and 50% of such 30% premium will be paid in shares of Parent Common Stock as determined in accordance Common Exchange Ratio, with the balance payable in cash; provided that if the Parent determines in its reasonable discretion that such shares may not be exempt from registration under the Federal securities laws as a result of the Fairness Hearing, than such 30% premium ($206,250) will be paid in cash; and

(k) Mizrahi Tefahot Bank Ltd. shall have agreed in a writing acceptable to Parent to receive $225,000 in cash in lieu of 350,000 shares of common stock of the Company pursuant to a certain warrant agreement with the Company in connection with the closing of the transactions contemplated hereby.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Parent shall have complied in all respects with its obligations pursuant to Section 2.2;

(c) Parent Common Stock issuable to the holders of the Company Common Stock pursuant to this Agreement shall have been included for listing on NASDAQ upon official notice of issuance;

(d) the Company shall have received a certificate executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Section 7.3(a) through (c) have been satisfied;

(c) Merger Sub shall have delivered the Merger Consideration to the Exchange Agent.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval by the Shareholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by either Parent or the Company prior to the Effective Time, if the Effective Time shall not have occurred on or before the date which is seventy-five (75) days from the date hereof (the “Termination Date”) provided further, however, that if the transaction is delayed due to a review by the SEC of any of the regulatory filings required to be filed by the Parent and the Company with the SEC, the Termination Date shall automatically be extended prior to the two (2) Business Days prior to the Termination Date until ninety (90) days after the date hereof; further provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent,

Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d) by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that a condition set forth in Section 7.1 or 7.3 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that a condition set forth in Sections 7.2(a), (b) or (c) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(f) by the Company in accordance with the terms and subject to the conditions of Section 6.5; or

(g) by Parent in the event an Adverse Recommendation Change has occurred.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 3.17, Section 4.10, Section 6.4, Section 6.8, this Section 8.2, Section 8.3 and ARTICLE 9, which shall survive such termination; provided, however, that nothing herein shall relieve or release any party from liabilities or damages arising out of fraud or its material and intentional breach of any provision of this Agreement.

Section 8.3 Fees and Expenses. (a) Except as otherwise specifically provided herein, each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made with respect to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c), (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) or (iii) this Agreement is terminated by Parent pursuant to Section 8.1(e) or (g), then, subject to the proviso set forth below, the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Parent a termination fee of one million, two hundred, forty thousand, four hundred and eighty nine dollars ($1,240,489) plus the Parent’s fees and expenses incurred in connection with the transactions contemplated hereby (including legal and other advisors fees and expenses), in the aggregate, not to exceed one million, five hundred and ninety thousand, three hundred and seventy one dollars ($1,590,371) (the “Termination Fee”) by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to this paragraph (b) unless and until either prior to or within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s Shareholders or otherwise not opposed, an Acquisition Proposal.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d), then the Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination pay the Company a termination fee of nine hundred, fifty four thousand, two hundred and twenty three dollars ($954,223).

(d) The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails to promptly pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 8.2 or any portion of such fee, such party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment; provided, however, that if such party fails to prevail in any such suit, such party shall promptly pay the other party costs and expenses (including attorney’s fees) in connection therewith.

Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the Shareholders of the Company; provided, however, that, after approval of this Agreement by the Shareholders of the Company, no amendment may be made which by Law requires the further approval of the Shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that, after adoption of this Agreement by the Shareholders of the Company, no extension or waiver may be made which by Law requires the further approval of the Shareholders of the Company without such further approval. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this ARTICLE 9.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Merge Healthcare Incorporated

200 E. Randolph Street, Suite 2435

Chicago, Illinois 60601

Attention: Chief Executive Officer

Facsimile: 414-977-4200

with an additional copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, IL 60606

Attention: Mark A. Harris

Facsimile: 312-984-7700

(b)	if to the Company:

Ophthalmic Imaging Systems

221 Lathrop Way, Suite I

Sacramento, CA 95815

Attention: Chief Executive Officer

Facsimile: (916) 646-0207

with an additional copy (which shall not constitute notice) to:

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attention: Henry I. Rothman, Esq.

Facsimile: (212) 704-6288

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “Beneficial Owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act and includes any Person who shall be deemed to be the Beneficial Owner of such Shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” or “owns beneficially” shall have a corresponding meaning).

(b) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

(c) “Cash Value” means $1.00.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) “Company Option Plans” means the Company’s 1997 Stock Option Plan, 2000 Stock Option Plan, 2003 Stock Option Plan, 2005 Stock Option Plan, 2009 Stock Option Plan, 2010 Stock Option Plan and 2011 Stock Option Plan.

(f) “Control” (including the terms “Controlled”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(g) “GAAP” means the generally accepted accounting principles in the United States, set forth in the Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards and Interpretations, FASB Emerging Issues Task Force consensuses, Accounting Principles Board (“APB”) Opinions, and rules and interpretative releases of the SEC, including SEC Staff Accounting Bulletins and other such statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable as of the time for the relevant financial statements referred to herein.

(h) “Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(i) “Knowledge” means, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, after due inquiry, and (ii) with respect to Parent, the actual knowledge of the executive officers of the Parent, after due inquiry.

(j) “Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing; provided, that, in the case of the Company, means the Restated Articles of Incorporation dated March 27, 1992, as amended by Certificate of Amendment to Restated Articles of Incorporation dated November 30, 1994, as amended by Certificate of Determination of Preferences of Series A Junior Participating Preferred Stock dated January 6, 1998, as amended by Certificate of Determination of Preferences of Series B Junior Preferred Stock dated October 18, 1999, as amended by Certificate of Amendment to Restated Articles of Incorporation dated May 14, 2004, and as amended by Certificate of Amendment to Restated Articles of Incorporation dated November 30, 2009, and Amended and Restated Bylaws dated February 21, 2008, each in the form as previously provided to Parent.

(k) “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(l) “Subsidiary” of a Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(m) “Tax” or “Taxes” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

(n) “Tax Group” means, collectively, the Company and its Subsidiaries.

(o) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed with an appropriate Governmental Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Schedule of Exceptions, the Parent Schedule of Exceptions and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of ARTICLE 2 which shall be enforceable following the Effective Time by the holders of Elected Convertible Securities or Certificates, and (b) with respect to the provisions of Section 6.7 which shall inure to the benefit of the Persons or entities benefiting therefrom, in each case who are intended to be third party beneficiaries thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach, wrongful repudiation, or termination of this Agreement by Parent, the actual or potential damages incurred by the Company for purposes of determining any remedy at law or equity under this Agreement would include the actual and/or potential damages incurred by the Company’s Shareholders in the event such Shareholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement; provided, however, that it is agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company’s Shareholders (or any party acting on their behalf) the ability to seek (whether in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) prior to the Closing Date the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s Shareholders under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable laws of agency or the laws relating to the rights and obligations of third-party beneficiaries. For avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its Shareholders, shall exclusively belong to the Company (acting expressly through its Board of Directors) in its sole discretion.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to choice of law principles thereof).

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance; Jurisdiction. Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 9.11 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

Section 9.12 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to June 5, 2011. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to “this Agreement” shall include the Company Schedule of Exceptions. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 9.13 Waiver of Jury Trial. Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Jeffery Surges
Name: Jeffery Surges
Title: Chief Executive Officer

ES ACQUISITION CORP.

By:	/s/ Jeffery Surges
Name: Jeffery Surges
Title: Chief Executive Officer

OPHTHALMIC IMAGING SYSTEMS

By:	/s/ Gil Allon /s/ Ariel Shenhar
Name: Gil Allon Ariel Shenhar
Title: CEO CFO